CERTIFICATE OF MERGER

OF

TEACH ACQUISITION CORPORATION
(a Delaware Corporation)

INTO

CONCORDE CAREER COLLEGES, INC.
(a Delaware Corporation)

In compliance with the requirements of Section 251 of the General Corporation Law of the State of Delaware, as amended or supplemented from time to time, the undersigned corporation hereby certifies that:

FIRST:         The name and state of incorporation of each of the constituent corporations are as follows:

(i) Teach Acquisition Corporation. . . . . . . . . . . . . . Delaware
(ii) Concorde Career Colleges, Inc. . . . . . . . . . . . . . Delaware

SECOND:  An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of Section 251 (and in accordance with Section 228, with respect to Teach Acquisition Corporation) of the General Corporation Law of the State of Delaware.

THIRD:       The name of the surviving corporation in the merger herein certified is Concorde Career Colleges, Inc. (herein sometimes referred to as the “Surviving Corporation”).

FOURTH:  The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A as attached hereto and as such shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation.

                FIFTH:       The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the office of the Surviving Corporation at 1370 Avenue of the Americas, 34th floor, New York, New York 10036.

SIXTH:       A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH:  The merger shall become effective at 9:00 a.m. (New York City time) on September 1, 2006.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Merger to be signed by a duly authorized officer as of the 31st day of August, 2006.

CONCORDE CAREER COLLEGES, INC.

By:      /s/ Paul Gardner
Name: Paul R. Gardner
Title:   VP, CFO

EXHIBIT A

Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONCORDE CAREER COLLEGES, INC.

First.           The name of the corporation is Concorde Career Colleges, Inc. (the “Corporation”).

Second.       The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Third.           The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth.         The total number of shares of stock which the Corporation is authorized to issue is One Hundred (100) shares, par value $0.01 per share.

Fifth.             Unless and to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Sixth.             In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized:

1.  To make, amend, alter or repeal the By-Laws of the Corporation;

2.  To authorized and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

3.  To set apart out of any funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to reduce any such reserve in the manner in which it was created; and

4.  To adopt from time to time By-Law provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law.

Seventh.        To the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for any monetary damages for any breach of fiduciary duty by such director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Eighth.           The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

Ninth.             The Corporation reserves the right to amend, alter, change or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges and discretionary authority granted or conferred herein upon stockholders or directors are granted subject to this reservation.